Exhibit 3.1A

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Oxford Resources GP, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: The name of the limited liability company is: “Westmoreland Resources GP, LLC”.

3.	This Certificate of Amendment shall be effective on December 30, 2014.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the             23rd day of December, 2014.

Oxford Resources GP, LLC

/s/ Daniel M. Maher
Name: Daniel M. Maher
Title: Senior Vice President